AMENDMENT NO. 1
TO
AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT
THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT (this “Amendment”) between Red River Bancshares, Inc. (the “Company”), a Louisiana corporation with its principal office in Alexandria, Louisiana, and Bryon C. Salazar (the “Officer”) is dated effective March 31, 2026 (the “Amendment Date”).
RECITALS:
A.The Company, which is the parent bank holding company of Red River Bank (the “Bank”), a Louisiana state banking corporation, and the Officer are parties to an Amended and Restated Change in Control Agreement, dated effective January 14, 2014 (the “Agreement”). Capitalized terms used but not defined herein shall have the meaning given in the Agreement.
B.The Parties desire to amend the Agreement as of the Amendment Date to make certain non-substantive changes designed to comply with Section 409A of the Code.
NOW THEREFORE, in consideration of the Officer’s continued employment and for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Officer agree to amend the Agreement as follows:
1.Section 1.1(c) of the Agreement is revised to add the following new paragraph to the end of the definition of “Change in Control”:
Notwithstanding the above, if the Officer is terminated involuntarily, other than for Cause (or due to death or Disability), during the three (3) month period prior to a Change in Control, such Change in Control must also constitute a “change in the ownership”, “change in effective control”, and/or a “change in the ownership of a substantial portion of assets” of the Bank or the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), to the extent necessary to avoid the imposition of taxes under Section 409A.
2.Section 2.1 of the Agreement is revised to acknowledge the potential apportionment of responsibility for the severance payment obligations between the Company and the Bank and to clarify the payment timing and procedures with respect to the COBRA benefits provided under the Agreement, and shall read in its entirety as follows:
2.1.    If the events set forth in Section 2.2 below occur, the Company or the Bank (or both, depending on the apportionment of services provided by the Officer during his employment) shall (1) pay to the Officer, in cash, a lump sum amount equal to two hundred percent (200%) of the amount of the Officer’s Base Salary (the “Severance Benefit”), and (2) from the date the events set forth in Section 2.2 below occur, pay the monthly premium for twelve months for the Officer individually to continue, without interruption, the Officer’s medical benefits coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”) (the “COBRA Benefits”) (or if the Officer elects to continue medical benefits for his entire family under COBRA, then the amount of the COBRA Benefits will be applied toward the amounts due for the COBRA coverage, but the Officer shall be responsible for paying the difference); provided, however, if the Severance Benefit combined with the COBRA Benefits, either alone or together with other payments which the Officer has the right to receive from the Company or the Bank in connection with any of the events set forth in Section 2.2 below, would constitute an “excess parachute payment” under Section 280G of the Code, the Severance Benefit that would otherwise be due hereunder shall be reduced to the largest amount as will result in no portion of all such payments due to the Officer being non-deductible to the Bank or the Company under Section 280G of the Code; provided, further, that the Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation. Notwithstanding any provision of this Agreement to the contrary, neither the Company nor the Bank shall be required to pay any benefit under this Agreement if, upon the advice of counsel, the Bank determines that the payment of such benefit would be prohibited by 12 C.F.R. Part 359 or any successor regulations regarding employee compensation promulgated by any regulatory agency having jurisdiction over the Company, the Bank or its affiliates. Except as otherwise provided in Section 5.11 and 5.12(c), and subject to the satisfaction of the condition set forth in Section 5.4, (i) the Severance Benefit shall be paid to the Officer on the sixtieth (60th) day following the Officer’s termination date set forth in Section 2.2 (or, if later, the sixtieth (60th) day following the effective date of the Change in Control) and (ii) the COBRA Benefits will commence on the sixtieth (60th) day following the Officer’s termination date set forth in Section 2.2 (or, if later, the sixtieth (60th) day following the effective date of the Change of Control), and Officer will be reimbursed for any COBRA Benefits that Officer paid prior to such date and are payable by the Bank or Company pursuant to the Agreement.
3.Section 5.3 of the Agreement is revised to remove the proviso at the end of the section, and shall read in its entirety as follows:
5.3.    Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Officer’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices, provided by the Company or the Bank and for which the Officer may qualify, nor shall anything herein limit or otherwise affect such rights as the Officer may have under any other agreements with the Company or the Bank.
4.The first sentence of Section 5.4 of the Agreement is revised to clarify that the waiver and release of claims must be effective to satisfy the Officer’s obligations under the Agreement, and shall read in its entirety as follows:

5.4    Full Satisfaction; Waiver and Release. As a condition to receiving the payments and benefits hereunder, the Officer shall execute and not revoke a document in customary form, releasing and waiving any and all claims, causes of actions and the like against the Company, the Bank and its respective successors, shareholders, officers, trustees, agents and employees, regarding all matters relating to the Officer’s service as an employee of the Bank or any affiliates and the termination of such relationship, and such release and waiver document must be executed by the Officer and become irrevocable within sixty (60) days following the Officer’s termination date (or, if later, within sixty (60) days following the effective date of the Change of Control).
5.New Sections 5.11 and 5.12 shall be added to the Agreement and shall read in their entirety as follows:
5.11Section 409A.
(a)General. It is the intention of both the Company and the Officer that the benefits and rights to which the Officer could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”) or an exemption therefrom, to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Officer or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Officer and on the Company). In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Officer by Section 409A or damages for any payments or benefits that fail to comply with Section 409A.
(b) Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Officer’s employment shall be made unless and until the Officer incurs a “separation from service” within the meaning of Section 409A.
(c)Six Month Delay for Specified Employees.
(i)If the Officer is a “specified employee”, then no payment or benefit that is payable on account of the Officer’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the later of (i) the date that is six months after the Officer’s “separation from service” (or, if earlier, the date of the Officer’s death)

or (ii) the date that is eighteen (18) months from the Amendment Date. The preceding sentence shall apply only if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of this paragraph shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.
(ii)    For purposes of this provision, the Officer shall be considered to be a “specified employee” if, at the time of his or her separation from service, the Officer is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.
(d)No Acceleration of Payments. Neither the Company nor the Officer, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.
(e)Treatment of Each Installment as a Separate Payment and Timing of Payments. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Officer is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
5.13    Restrictions Upon Funding. The Company shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. Officer or any successor-in-interest to Officer shall be and remain simply a general creditor of the Company in the same manner as any other creditor having a general unsecured claim. The Company intends this Agreement to be an unfunded, unsecured promise to pay on the part of the Company. At no time shall Officer have or be deemed to have any lien nor right, title or interest in or to any specific investment or to any assets of the Company. If the Company elects to invest in a life insurance, disability or annuity policy upon the life of Officer, Officer shall assist the Company by freely submitting to a physical examination and supplying such additional information necessary to obtain such insurance or annuities.
6.This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
7.All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the Amendment Date, all references to the term “Agreement” in this Amendment or the Agreement shall include the terms contained in this Amendment.
IN WITNESS WHEREOF, the Officer and the Company each have executed this Amendment to be effective as of the Amendment Date.
OFFICER:

/s/ Bryon C. Salazar
BRYON C. SALAZAR

THE COMPANY:

RED RIVER BANCSHARES, INC.

By: /s/ R. Blake Chatelain
Name: R. Blake Chatelain
Title:     President and Chief Executive Officer